                                                                   EXHIBIT 10.29

                            CONTROL CHANGE AGREEMENT



        THIS CONTROL CHANGE AGREEMENT ("Agreement"), made as of the ______ day of _________________, ______, by and between CONSEP, INC., an Oregon corporation, with its principal office at 213 S.W. Columbia Street, Bend, Oregon 97702 ("Company"), and [name, address] ("Employee").


                                    RECITALS:

        Employee has been a valued employee of the Company since _____ and is an experienced manager of the Company's business. The Company believes that Employee's continued employment by the Company enhances shareholder value and will contribute to the Company's future success. Accordingly, the Company wishes to give the Employee certain assurances concerning change in control of the Company.

                                   AGREEMENT:

        The parties therefore agree as follows:

        1. DEFINITIONS. For purposes of this Agreement, the following terms have the definitions set forth below:

        a. "CHANGE IN CONTROL" means the occurrence on or before December 31, 1999 of any one of the following events: (i) any Person becomes the beneficial owner of twenty percent (20%) or more of the total number of voting shares of the Company; (ii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting shares of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; or (iii) as the result of, or

--------------------------------------------------------------------------------

1 - CONTROL CHANGE AGREEMENT
in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions cease to constitute at least two-thirds (2/3) of the board of directors of the Company or any successor entity.

        b. "MATERIAL ADVERSE CHANGE IN EMPLOYMENT" means:

               (1) Without Employee's express written consent, any assignment of duties inconsistent with Employee's position immediately prior to a Change in Control, or a change in Employee's reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of Employee from or any failure to reelect or reappoint Employee to Employee's position immediately prior to a Change in Control, except (a) in connection with Employee's termination for Cause or as a result of Employee's death or Disability, (b) pursuant to an order of a court of competent jurisdiction, or
(c) upon Employee's retirement under a retirement plan of the Company; or

               (2) A reduction of Employee's aggregate base salary from the Company following a Change in Control; or

               (3) The relocation of the office at which Employee regularly performs Employee's duties for the Company which relocation is not consented to by Employee and which relocation requires Employee to be based anywhere other than the principal executive office of the Company or its successors and assigns.

        c. "PERSON" means any individual, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint-stock company or similar organization or group acting in concert, but does not include any employee stock ownership plan or similar employee benefit plan of the Company. A "Person" shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934.

        d. "CAUSE" means the occurrence of one or more of the following events:

               (1) Employee's wilful failure or refusal to comply with the reasonable and lawful policies, standards or regulations from time to time established by the Company, and Employee's failure to correct such failure or refusal within thirty (30)

--------------------------------------------------------------------------------



2 - CONTROL CHANGE AGREEMENT
days following notice from the Company specifying the nature of such failure or refusal; or

               (2) Employee engages in criminal conduct or engages in conduct with respect to the Company that is dishonest, fraudulent or materially detrimental to the reputation, character or standing of the Company.

        e. "DISABILITY" means the inability of Employee to perform his or her assigned duties to the Company because of physical or mental incapacity for a continuous period of four (4) months, as reasonably determined by the Board of Directors of the Company after consultation with a qualified physician selected by the Board of Directors.

        2. Severance Compensation.

               a. Upon Employee's termination of employment, whether voluntary or involuntary, following both a Change in Control and a Material Adverse Change in Employment; provided the termination of employment occurs within two (2) years following the Change in Control, the Company shall provide severance compensation and benefits as follows:

                      (1) The Company shall pay Employee an amount equal to two
(2) years of Employee's salary calculated with reference to Employee's salary (excluding bonuses) for the calendar year immediately preceding termination; and

                      (2) The Company shall, at its sole expense, for a period of two (2) years following the date of termination provide Employee with medical, dental, Disability and life insurance benefits equivalent to the benefits plans and programs available to Employee through the Company as of the date of termination.

               b. Amounts payable pursuant to paragraph a.(1) of this Section shall not bear interest and shall be paid in twenty-four (24) equal monthly installments commencing thirty (30) days following the date of termination. Amounts payable under this Section shall be net of amounts required to be withheld under applicable law and amounts requested to be withheld by Employee.

               c. Upon Employee's termination for Cause or due to death or disability, or voluntary or involuntary termination under any circumstances other than

--------------------------------------------------------------------------------



3 - CONTROL CHANGE AGREEMENT
those described in subsection a. of this Section 2, Employee shall not be entitled to the compensation and benefits described in this Section 2.

        3. NOTICE. Unless otherwise provided herein, any notice, request, certificate or instrument required or permitted under this Agreement shall be in writing and shall be deemed "given" upon personal delivery to the party to be notified or three business days after deposit with the United States Postal Service, by registered or certified mail, addressed to the party to receive notice at the address set forth above, postage prepaid. Either party may change its address by notice to the other party given in the manner set forth in this Section.

        4. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

        5. MODIFICATION. Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by an authorized representative of the Company and Employee.

        6. NO WAIVER. The failure of any party hereto exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations, shall not be a waiver by such party of its right to exercise any such or other right, power or remedy or to demand compliance.

        7. SEVERABILITY. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed from this Agreement and the entire Agreement shall not fail as a result, but shall otherwise remain in full force and effect.

        8. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon Employee, his administrators, executors, legatees, and heirs. Employee shall not assign this Agreement.


--------------------------------------------------------------------------------



4 - CONTROL CHANGE AGREEMENT

        9. DISPUTE RESOLUTION. The Company and Employee agree that any dispute between Employee and the Company or its officers, directors, employees, or agents in their individual or Company capacity relating to the interpretation, enforcement or breach of this Agreement, shall be submitted to a mediator for non-binding, confidential mediation. If the matter cannot be resolved with the aid of the mediator, the Company and Employee mutually agree to arbitration of the dispute. The arbitration shall be in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association ("AAA") before an arbitrator who is licensed to practice law in the State of Oregon. The arbitration shall take place in or near Portland, Oregon. The prevailing party in such arbitration, including any appeals thereon, shall be awarded reasonable attorneys' fees and costs, including expenses associated with the taking of depositions and the hiring of expert witnesses.

        The Company and Employee agree that the procedures outlined in this provision are the exclusive method of dispute resolution.

        10. APPLICABLE LAW. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Oregon.

        11. COUNTERPARTS. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.


        IN WITNESS WHEREOF, Consep, Inc. has caused this Agreement to be signed by its duly authorized representative, and Employee has hereunder set his name as of the date of this Agreement.


        COMPANY:                        CONSEP, INC.


                                        By:
                                          -------------------------------------


        EMPLOYEE:                       ----------------------------------------
                                        NAME


--------------------------------------------------------------------------------



5 - CONTROL CHANGE AGREEMENT